UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Ameri Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERI HOLDINGS, INC.
5000 Research Court, Suite 750
Suwanee, Georgia 30024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 29, 2019

To the Stockholders of Ameri Holdings, Inc.:

You are cordially invited to attend our annual meeting of stockholders on October 29, 2019.  We will hold the meeting at 10:00 a.m. Eastern Daylight Time at the offices of Sheppard, Mullin, Richter & Hampton LLP, 30 Rockefeller Plaza, New York, NY 10112.

In connection with the annual meeting, we have prepared a proxy statement setting out detailed information about the matters that will be covered at the meeting.  We will mail our proxy statement, along with a proxy card, on or about September 30, 2019 to our stockholders of record as of the close of business on September 19, 2019.

Our Board of Directors has fixed the close of business on September 19, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and at any adjournment(s), postponement(s) or other delay(s) thereof.  Voting on the matters to be considered at the annual meeting can be done (1) by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope (2) by voting on the internet (the website address for internet voting is on your proxy card) or (3) in person by ballot at the annual meeting.  Important information about attending the annual meeting in person is included in the proxy statement.

The matters that will be considered at the annual meeting are:

1.	To elect four directors, to serve until the Company’s 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of our independent auditors;

3.
To authorize an amendment to our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at a specific ratio, within a range of 1-for-5 and 1-for-25, to be determined by our Board of Directors in its sole discretion and effected, if at all, within one year of the date the proposal is approved by stockholders (the “Reverse Stock Split Proposal”); and

4.	To transact such other business as may properly come before the annual meeting or any adjournment(s), postponement(s) or other delay(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the annual meeting.

This Notice, the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2018 are first being mailed to stockholders on or about September 30, 2019.  Only stockholders of record at the close of business on September 19, 2019 and their proxies are entitled to attend and vote at the annual meeting and any and all adjournments, continuations or postponements thereof.

Your vote is important.  Regardless of whether you plan to attend the annual meeting, we encourage you to vote your shares promptly by using the internet, or by signing and returning the proxy card mailed to those who receive paper copies of this proxy statement. You may revoke your proxy at any time before it is voted at the annual meeting by delivering a written statement to the Corporate Secretary that the proxy is revoked, presenting a later-dated proxy, or attending the annual meeting and voting in person.  If you would like to attend and your stock is not registered in your own name, please ask the broker, trust, bank or other nominee that holds the stock to provide you with evidence of your stock ownership.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(800) 574-5795

Sincerely,

/s/ Srinidhi “Dev” Devanur
Srinidhi “Dev” Devanur Chairman of the Board

Suwanee, Georgia
September 27, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 29, 2019
Whether or not you attend the meeting in person, please vote by internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the internet voting procedures described on the proxy card.

AMERI HOLDINGS, INC.
5000 Research Court, Suite 750
Suwanee, Georgia 30024

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 29, 2019

i

AMERI HOLDINGS, INC.
5000 Research Court, Suite 750
Suwanee, Georgia 30024

PROXY STATEMENT

The Board of Directors of Ameri Holdings, Inc., a Delaware corporation (referred to in this Proxy Statement as “Ameri,” “the Company,” “we,” “our” or “us”), is soliciting proxies from our stockholders in connection with our Annual Meeting of Stockholders to be held on October 29, 2019 and at any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”). We will hold the meeting at 10:00 a.m. Eastern Daylight Time at the offices of Sheppard, Mullin, Richter & Hampton LLP, 30 Rockefeller Plaza, New York, New York 10112.

The accompanying proxy is solicited by the Board of Directors and is revocable by the stockholder at any time before it is voted. This Proxy Statement is being mailed to stockholders of the Company on or about September 30, 2019 and is accompanied by the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Who May Vote

Holders of common stock, par value $0.01 per share (“common stock”), outstanding as of the close of business on September 19, 2019 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting.  As of the Record Date, there were 62,820,789  shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters. No class of securities other than our common stock will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

Voting Requirements

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions and broker non-votes, if any, count as present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The vote requirement for each matter is as follows:

•
Proposal 1 (Election of Directors) - Directors are elected by a plurality of the votes cast, and the four nominees who receive the greatest number of favorable votes of the holders of the common stock cast in the election of directors will be elected directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•
Proposal 2 (Ratification of Appointment of Independent Auditors) - The ratification of the appointment of our independent auditors requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

•
Proposal 3 (Approval of the Reverse Stock Split) - To be approved, Proposal 3 must receive favorable votes from the holders of a majority of the voting capital outstanding and entitled to vote at the Annual Meeting.

In the election of directors (Proposal 1), abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.  With respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 2) abstentions will have the same effect as voting against such proposals, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 2. With respect to the approval of the reverse stock split (Proposal 3) abstentions and broker non-votes will have the same effect as voting against such proposals.

The Board of Directors’ Voting Recommendations

The Board of Directors recommends that you vote your shares “FOR” each of the Board of Directors’ four nominees that are standing for election to the Board of Directors (Proposal 1); “FOR” the ratification of the appointment of our independent auditors (Proposal 2); and “FOR” the approval of the reverse stock split (Proposal 3).

How to Vote

If you are a stockholder of record as of the Record Date, you may vote using any of the following methods:

•
By the internet. Specific instructions for stockholders of record who wish to use internet voting procedures are set forth on the proxy card. If you own shares held in street name, you will receive voting instructions from your broker, bank or nominee and may vote by the internet if they offer that alternative. Please note that internet voting will close at 11:59 p.m. on October 28, 2019.

•	Proxy card or voting instruction card. If you received a proxy card or voting instruction card in the mail, complete, sign and date the card and return it in the prepaid envelope.

•
In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you own shares held in street name, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting.

Giving us your proxy means you authorize the Board of Directors’ designated proxy holders (who are identified on the enclosed proxy card) to vote your shares at the Annual Meeting in the manner that you have indicated and in their best judgment on such other matters that may properly come before the Annual Meeting. If you sign, date and return the enclosed proxy card but do not indicate your vote, the designated proxy holders will vote your shares “FOR” each of the Board of Directors’ four nominees that are standing for election to the Board of Directors (Proposal 1); “FOR” the ratification of the appointment of our independent auditors (Proposal 2); and “FOR” the approval of the reverse stock split (Proposal 3).

If You Plan to Attend the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares of common stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership.  Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.  You may contact our Chief Financial Officer, Barry Kostiner, at barry.kostiner@ameri100.com for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares of common stock in person by ballot at the Annual Meeting. If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy by submitting a new proxy with a later date or by notifying our Corporate Secretary in writing at 5000 Research Court, Suite 750, Suwanee, Georgia 30024. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

How We Solicit Proxies

We will solicit proxies and will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our stockholders.  We have retained Alliance Advisors, LLC (“Alliance Advisors”) to assist us in the solicitation of proxies, as described in “General-Cost of Solicitation” below.  The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. Fees paid to Alliance Advisors are described in “General-Cost of Solicitation” below.

If You Receive More Than One Proxy Card

If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of your shares of shares of common stock are voted, please vote using a proxy card for each account that you own. It is important that you vote all of your shares of common stock.

Broker Non-Votes

If the shares you own are held in “street name” by a bank, brokerage firm or other nominee, your nominee, as the record holder of your shares, is required to vote your shares according to your instructions.  In order to vote your shares, you will need to follow the directions your nominee provides to you.  If you do not give instructions to your nominee, your nominee will determine whether it has discretionary authority to vote your shares.  Applicable regulations prohibit nominees from voting shares on non-routine matters unless the beneficial owners indicate how the shares are to be voted.  Therefore, unless you instruct your nominee on how to vote your shares with respect to the approval of the Certificate of Incorporation amendment or the election of directors, your nominee will be prohibited from voting on such matters on your behalf.  Your nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

If your nominee returns a valid proxy but is not able to vote your shares, they will constitute “broker non-votes,” which are counted for the purpose of determining the presence of a quorum and will be counted against the proposal for the amendment of the Company’s Certificate of Incorporation. Broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting other than the amendment of the Company’s Certificate of Incorporation.

If You Have Any Questions

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(800) 574-5795

CORPORATE GOVERNANCE AND ETHICS

Composition of the Board of Directors

The current number of directors on our Board of Directors is four.  Under our bylaws, the number of directors on our Board of Directors will not be less than three and may be increased or decreased by resolution of the Board of Directors.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Nominations and Corporate Governance Committee of our Board of Directors considers the appropriate size of the Board of Directors, as well as the qualities and skills of individual candidates. Factors considering include the following:

•	A history illustrating personal and professional integrity and ethics;

•	Independence;

•	Successful business management experience;

•	Public company experience, as officer or board member;

•	Relevant professional experience; and

•	Educational background.

The Nominations and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings the Company a diversity of perspectives and skills derived from the factors considered above. The Nominations and Corporate Governance Committee also considers candidates with relevant non-business experience and training.

Our Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nominations and Corporate Governance Committee considers the evolving needs of the Board of Directors and searches for candidates that fill any current or anticipated future gap. Our Board of Directors also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nominations and Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nominations and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominations and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Nominations and Corporate Governance Committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for our Board of Directors, the Nominations and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Other than the foregoing background factors that are considered in selecting director candidates, there are no stated minimum qualifications for director nominees, although the Nominations and Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of Ameri and our stockholders. The Nominations and Corporate Governance Committee does believe it appropriate for at least one, and preferably several, members of our Board of Directors to meet the criteria for an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”), and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the listing standards of the NASDAQ Stock Market.

Identification and Evaluation of Nominees for Directors

The Nominations and Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue their service on the Board of Directors.  Current members with qualifications and skills that are consistent with the Nominations and Corporate Governance Committee’s criteria for service on the Board of Directors and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining new perspectives.  If any member of our Board of Directors does not wish to continue his or her service or if our Board of Directors decides not to re-nominate a member for re-election, the Nominations and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominations and Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations regarding potential new nominees. The Nominations and Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from our stockholders, industry experts or analysts. The Nominations and Corporate Governance Committee reviews the qualifications, experience and background of the candidates.

Final candidates are interviewed by some or all of our independent directors and our Chief Executive Officer. In making its determinations, the Nominations and Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for Ameri and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominations and Corporate Governance Committee makes its recommendation to our Board of Directors. Historically, the Nominations and Corporate Governance Committee has not relied on third-party search firms to identify board candidates. The Nominations and Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Nominations and Corporate Governance Committee does not have a formal policy regarding consideration of director candidate recommendations from our stockholders. Any recommendations received from stockholders have been and will continue to be evaluated in the same manner as potential nominees suggested by members of our Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary at our corporate headquarters. In order for us to effectively consider a recommendation for a nominee for a director position, stockholders must provide the following information in writing: (i) the stockholder’s name and contact information; (ii) the class and number of shares beneficially owned by the stockholder; (iii) a statement that the stockholder is proposing a candidate for consideration as a director nominee to the Nominations and Corporate Governance Committee of our Board of Directors; (iv) the name, age, business address and residence address of the candidate and confirmation that the candidate is willing to be considered and serve as a director of the Company if elected; (v) a description of all arrangements and understandings and the relationship between the stockholder making the recommendation and the candidate being recommended and between the candidate and any customer, supplier, or competitor of the Company; (vi) the principal occupation and educational background of the candidate; (vii) a statement of the value that the candidate would add to our Board of Directors, including addressing the factors that our Board of Directors normally considers in assessing board candidates as stated above; and (viii) at least three character references with complete contact information. In order to give the Nominations and Corporate Governance Committee sufficient time to evaluate a recommended candidate, any such recommendation should be received by our Corporate Secretary at our corporate headquarters not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders.

Board Leadership Structure

We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board of Directors to facilitate their differing roles in the leadership of the Company. The role of the Chairman is to set the agenda for, and preside over, board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of the Company, serving as a leader to the management team, and formulating corporate strategy.

Srinidhi “Dev” Devanur is currently the Executive Chairman of our Board.  The three independent directors are Dimitrios J. Angelis, Thoranath Sukumaran and Carmo Martella.

Following the Annual Meeting, we will continue our philosophy and practice of keeping the Chairman and Chief Executive Officer roles separate.  We believe the working relationship between an independent Chairman and our Chief Executive Officer, on the one hand, and between out Chairman and the other independent directors, on the other, enhances and facilitates the flow of information between management and our Board of Directors as well as the ability of our independent directors to evaluate and oversee management and its decision-making.

Board Meeting Attendance

No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors.

Director Independence

Our Board of Directors has determined that all director nominees, except for Srinidhi “Dev” Devanur, our Executive Chairman, are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules).  In determining the independence of our directors, the Board of Directors considered all transactions in which the Company and any director had any interest, including those discussed under “Related Transactions and Section 16(a) Beneficial Ownership Reporting Compliance” below.  The independent directors meet as often as necessary to fulfill their responsibilities, including meeting at least twice annually in executive session without the presence of non-independent directors and management.

Director Attendance at the Annual Meeting

Although we do not have a formal policy regarding attendance by members of our Board of Directors at the Annual Meeting, we encourage all of our directors to attend.

Committees of the Board of Directors

Our Board of Directors currently has three standing committees. The current members of our committees are identified below:

Committees

Director	Audit	Compensation	Nominations and Corporate Governance
Dimitrios J. Angelis	X	X	X
Thoranath Sukumaran	X	X
Carmo Martella	X
Srinidhi “Dev” Devanur

Srinidhi Devanur, our Executive Chairman, does not serve on any of our standing committees.

Audit Committee. The Audit Committee consists of Messrs. Angelis, Sukumaran and Martella. The Audit Committee held 4 meetings during the year ended December 31, 2018. All members of the Audit Committee (i) are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) have not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) are able to read and understand fundamental financial statements. Mr. Angelis qualifies as an “Audit Committee financial expert” as defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of the Audit Committee include, among other things:

•	Meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	Meeting with our independent registered public accounting firm and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	Recommending to our Board of Directors the engagement of our independent registered public accounting firm;

•
Reviewing our quarterly and audited consolidated financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	Reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to the Audit Committee.

Compensation Committee. The Compensation Committee consists of Messrs. Angelis and Sukumaran. The Compensation Committee held 2 meetings during the year ended December 31, 2018. Messrs. Angelis and Sukumaran are independent, as determined under the various NASDAQ Stock Market, SEC and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by our Board of Directors. The charter of the Compensation Committee permits the Compensation Committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities. Compensation consultants have not been engaged by the Company to recommend or assist in determining the amount or form of compensation for any current executive officers or directors of the Company. The Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Committee. The functions of the Compensation Committee include, among other things:

•
Reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices, and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•
Establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further our long-term strategic plan and long-term value; and

•	Exercising authority under our employee benefit plans.

Corporate Governance Committee. The Nominations and Corporate Governance Committee consists of Mr. Angelis. The Nominations and Corporate Governance Committee held 2 meetings during the year ended December 31, 2018. Mr. Angelis is an independent director (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The Nominations and Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of the Nominations and Corporate Governance Committee include, among other things:

•	Reviewing and recommending nominees for election as directors;

•	Assessing the performance of our board of directors;

•	Developing guidelines for the composition of our board of directors;

•	Reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance; and

•	Oversight of the Company compliance officer and compliance with the Company’s Code of Ethics and Business Conduct and Code of Ethics for our Chief Executive Officer and Senior Financial Officers.

The Board of Directors’ Role in Risk Oversight

Our Board of Directors, as a whole and also at the committee level, has an active role in managing enterprise risk. The members of our Board of Directors participate in our risk oversight assessment by receiving regular reports from members of senior management and the Company compliance officer appointed by our Board of Directors on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominations and Corporate Governance Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. Members of the management team report directly to our Board of Directors or the appropriate committee. The directors then use this information to understand, identify, manage, and mitigate risk. Once a committee has considered the reports from management, the chairperson will report on the matter to our full Board of Directors at the next meeting of the Board of Directors, or sooner if deemed necessary. This enables our Board of Directors and its committees to effectively carry out its risk oversight role.

Communications with our Board of Directors

Any stockholder may send correspondence to our Board of Directors c/o Corporate Secretary, Ameri Holdings, Inc., 5000 Research Court, Suite 750, Suwanee, Georgia, 30024. Our Corporate Secretary will review all correspondence addressed to our Board of Directors, or any individual director, and forward all such communications to our Board of Directors or the appropriate director prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication, unless the corporate secretary decides the communication is more suitably directed to Company management and forwards the communication to Company management. Our Corporate Secretary will summarize all stockholder correspondence directed to our Board of Directors that is not forwarded to our Board of Directors and will make such correspondence available to our Board of Directors for its review at the request of any member of our Board of Directors.

Code of Business Conduct and Ethics

We have established a Code of Ethics and Business Conduct and a Code of Ethics for our Chief Executive Officer and Senior Financial Officers (the “Ethics Codes”) that apply to our officers, directors, employees and contractors.  The Ethics Codes contain general guidelines for conducting our business consistent with the highest standards of business ethics and compliance with applicable law, and is intended to qualify as “codes of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Day-to-day compliance with the Ethics Codes is overseen by the Company compliance officer appointed by our Board of Directors. If we make any amendments to the Ethics Codes or grant any waiver from a provision of the Ethics Codes to any director or executive officer, we will promptly disclose the nature of the amendment or waiver on the “Investors” section of the Company’s website (www.ameri100.com) under the tab “Corporate Governance”.

Corporate Governance Documents Available Online

Our corporate governance documents, including the Audit Committee charter, Compensation Committee charter, Nominations and Corporate Governance Committee charter and Ethics Codes, are available free of charge on the “Investors” section of our website (www.ameri100.com) under the tab “Corporate Governance”.  Information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement. Stockholders may also request paper copies of these documents free of charge upon written request to Investor Relations, Ameri Holdings, Inc., 5000 Research Court, Suite 750, Suwanee, Georgia 30024.

Director Term Limits

Our Board of Directors does not currently have a term limit policy limiting the number of years a director may serve on the Board of Directors.

Executive Officers

The names of our executive officers, their ages, their positions with Ameri, and other biographical information as of September 26, 2019, are set forth below. There are no family relationships among our directors and executive officers.

Name	Age	Position

Srinidhi “Dev” Devanur	53	Executive Chairman of the Board
Brent Kelton	48	Chief Executive Officer
Barry Kostiner	48	Chief Financial Officer

Srinidhi “Dev” Devanur became our Executive Vice Chairman and a member of our Board in May 2015. He became our Executive Chairman in December 2018. Srinidhi “Dev” Devanur is the founder of Ameri and Partners on the representative on the Board. He is a seasoned technology entrepreneur who has more than 20 years of experience in the IT services industry with a specialization in sales and resource management. He has built businesses from ground up and has successfully executed acquisitions, mergers and corporate investments. He has managed the sales function by working closely with various Fortune 500 customers in the United States and India to sell software solutions, support and staff augmentation related services. Srinidhi “Dev” Devanur co-founded Ivega Company in 1997, an international niche IT consulting company with special focus on financial services which merged with TCG in 2004, creating a 1,000+ person focused differentiator in the IT consulting space. Following this, he founded SaintLife Bio-pharma Pvt. Ltd., which was acquired by a Nasdaq listed company. Srinidhi “Dev” Devanur has a bachelor’s degree in electrical engineering from the University of Bangalore, India and has also attended a Certificate program in Strategic Sales Management at the University of Chicago Booth School of Business.

Brent Kelton became our Chief Executive Officer in December 2017. Mr. Kelton previously joined the Company in March 2017 through its acquisition of Ameri100 California Inc. (formerly ATCG Technology Solutions, Inc. (ATCG)) as a wholly-owned operating subsidiary of the Company, which Mr. Kelton led. Prior to joining Ameri, he previously led Fujitsu’s North American SAP business unit and KPIT Technologies Limited’s SAP strategic business unit, at which he grew KPIT to over 1,600 employees globally with annual revenues of $125 million. Mr. Kelton has also held leadership positions at several technology service providers focused on implementation services and support of SAP solutions. Mr. Kelton holds a bachelor of science degree in business analysis and management information systems from Texas A&M University and has completed executive education courses at the Stanford Graduate School of Business.

Barry Kostiner became our Chief Financial Officer in October 2018. Prior to joining Ameri, Mr. Kostiner served as an advisor on capital markets and business development to LinKay Technologies, Inc. a company specializing in artificial intelligence technologies, which Mr. Kostiner joined in April 2017. From November 2017 to October 2018, Mr. Kostiner also served as a consultant on data analytics and mergers and acquisition strategy to Cypress Skilled Nursing, a skilled nursing services company. From January 2011 to October 2018, Mr. Kostiner served as a principal at Three Pillars Energy, a consulting company. From June 2013 to March 2015, he was a portfolio manager with Platinum Management, a multi-strategy hedge fund. Mr. Kostiner holds a bachelor of science degree in electrical engineering and a master of science degree in operations research from the Massachusetts Institute of Technology.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 19, 2019 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Ameri Holdings, Inc., 5000 Research Court, Suite 750, Suwanee, Georgia, 30024.

Percentage of beneficial ownership in the table below is calculated based on 62,820,789 shares of common stock outstanding as of September 19, 2019. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of September 19, 2019. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Executive Officers, Present Directors and Proposed Directors:

Srinidhi “Dev” Devanur	6,276,375	9.99%
Brent Kelton (2)	1,430,053	2.28%
Barry Kostiner	-	-
Dimitrios J. Angelis (3)	65,990	*
Thoranath Sukumaran	-	-
Carmo Martella	-	-
All executive officers and directors as a group (6 persons)	7,747,418	12.23%

5% Stockholders:

Anson Funds Management LP(4)	4,877,350	7.76%
Hudson Bay Capital Management (5)	4,395,951	7.0%

*	Less than one percent of outstanding shares.
(1)	Unless otherwise indicated, the address of each person or entity is c/o AMERI Holdings, Inc., 5000 Research Court, Suite 750, Suwanee, Georgia, 30024.
(2)	Consists of 1,080,053 shares of common stock and 350,000 options which are currently exercisable..
(3)	Consists of 40,990 shares of common stock and 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days.
(4)
Based on information provided in the Schedule 13G/A filed on February 14, 2019. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is 5950 Berkshire Lane, Suite 210, Dallas, Texas 75225. Anson Funds Management LP and Anson Advisors Inc. serve as co-investment advisors to Anson and may direct the vote and disposition of the 4,877,350 shares of Common Stock held by the Fund. As the general partner of Anson Funds Management LP, Anson Management GP LLC may direct the vote and disposition of the 4,877,350 shares of Common Stock held by Anson. As the principal of Anson Fund Management LP and Anson Management GP LLC, Mr. Winson may direct the vote and disposition of the 4,877,350 shares of Common Stock held by Anson. As directors of Anson Advisors Inc., Mr. Nathoo and Mr. Kassam may each direct the vote and disposition of the 4,877,350 shares of Common Stock held by Anson.

(5)
Based on information provided in the Schedule 13G filed on February 1, 2019. Hudson Bay Capital Management, L.P. (“Hudson Bay”), which serves as the investment manager to Hudson Bay Master Fund Ltd., in whose name the securities reported are held, may be deemed to be the beneficial owner of all shares of common stock of the Company held by Hudson Bay Master Fund Ltd. Mr. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay. Mr. Gerber disclaims beneficial ownership of these securities. The address for Hudson Bay and Mr. Gerber is 777 Third Avenue, 30th Floor, New York, New York 10017.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of four members. Each nominated director elected at the Annual Meeting will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Upon the recommendation of the Nominations and Corporate Governance Committee, our Board of Directors has nominated each of the following four persons to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees (i) currently serves on our Board of Directors (ii) has consented to being named in this Proxy Statement and (iii) has agreed to serve as a director if elected. As of the date of this Proxy Statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS USING THE ENCLOSED PROXY CARD TO VOTE FOR
THE FOUR NOMINEES LISTED BELOW

Nominees for Election to the Board of Directors

Name	Position
Srinidhi “Dev” Devanur	Executive Chairman of the Board and Director
Dimitrios J. Angelis	Director
Thoranath Sukumaran	Director
Carmo Martella	Director

The four nominees standing for election who receive the greatest number of votes cast at the 2019 annual meeting will be elected as directors.

Information about the Company’s Director Nominees

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the Record Date. There are no family relationships among our directors and executive officers.  All ages are as of September 26, 2019.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Ameri and our Board of Directors.

Srinidhi “Dev” Devanur	Age 53	Director since 2015
Executive Chairman of the Board and Director

Mr. Devanur’s biographical information is provided above under the heading “CORPORATE GOVERNANCE AND ETHICS- Executive Officers.”

Dimitrios J. Angelis	Age 49	Director since 2015
Executive Counsel at Life Sciences Law Group

Mr. Angelis became a member of our Board in May 2015. Mr. Angelis currently works with the Life Sciences Law Group, providing outside General Counsel advice to pharmaceutical, medical device and biologics companies. He is also a director of Digirad Inc. (NASDAQ: DRAD) a leader in the field of nuclear gamma cameras for use in cardiology, women’s health, pediatric and other imaging and neuropathy diagnostics applications. Previously, he has served as the Chief Executive Officer of OTI America Inc., the U.S.-based subsidiary of publicly-held On Track Innovations Ltd., a pioneer of cashless payment technology, since December 2013. His role was to oversee and monetize the extensive patent portfolio of over 100 U.S. and international patents. Mr. Angelis has served as a director of On Track Innovations since December 2012, and served as its Chairman of the Board from April 2013 until February 2015. From October 2012 until December 2013, Mr. Angelis served as the General Counsel of Wockhardt Pharmaceuticals Inc., an international biologics and pharmaceutical company. From October 2008 to October 2012, Mr. Angelis was a senior counsel at Dr. Reddy’s Laboratories, Ltd., a publicly-traded pharmaceutical company, and during 2008 he was the Chief Legal Officer and Corporate Secretary of Osteotech, Inc., a publicly-traded medical device company, with responsibility for managing the patent portfolio of approximately 42 patents. Prior to that, Mr. Angelis worked in the pharmaceutical industry in various corporate, strategic and legal roles. In addition, he worked for McKinsey & Company, Merrill Lynch and the Japanese government more than five years ago. He began his legal career as a transactional associate with the New York office of the law firm Mayer Brown. Mr. Angelis holds a B.A. degree in Philosophy and English from Boston College, an M.A. in Behavioral Science and Negotiation from California State University and a J.D. from New York University School of Law. The Board believes that Mr. Angelis’ substantial experience as an accomplished attorney, negotiator and general counsel to public and private companies in the healthcare field will enable him to bring a wealth of strategic, legal and business acumen to the Board, well qualifying him to serve as a director.

Thoranath Sukumaran	Age 67	Director Since 2018
President of Oakwood Strategy Consulting, Inc.

Mr. Sukumaran became a member of our Board in December 2018. Mr. Sukumaran has been the President of Oakwood Strategy Consulting, Inc, a consulting firm based in New Jersey, focusing on providing strategy and advisory services to middle market companies since 2012. He has held no directorships over the past five years. Prior to Oakwood, Mr. Sukumaran was a Senior Vice President at Morgan Stanley in New York. Prior to that, he had held senior positions in wealth management and corporate banking with Smith Barney and American Express Bank. Mr. Sukumaran has a Master’s Degree in Economics from Kerala University in India. Mr. Sukumaran is active in numerous Indo-US trade associations and is the past President of the US-India American Chamber of Commerce, a trade group focusing on Indo-US cross border trade and investment activities of middle market companies.

Carmo Martella	Age 52	Director Since 2019
Former Chief Technology Officer of MedData

Mr. Martella became a member of our Board in April 2019. Mr. Martella previously served as Chief Technology Officer of MedData from January 2017 through January 2019. Prior to MedData, he was a Senior Director for Amtrak from August 2014 through January 2017. Prior to that he held positions at Broto Legal (2013-2014) and IBM (1999-2013). He received his B.A. in education from Illinois College and his MA-ABD from the University of Illinois at Springfield.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ON THE PROXY CARD.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Ameri’s audited financial statements for the year ended December 31, 2018.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Ameri’s financial reporting, internal controls and audit functions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee and is available on our website at www.ameri100.com. The Audit Committee is comprised solely of independent directors as defined by Rule 5605(a)(2) of the NASDAQ listing standards.

The Audit Committee met on five occasions during the year ended December 31, 2018. The Audit Committee met privately in executive session with Ram Associates as part of each regular meeting and held private meetings with the Chief Financial Officer and other officers of Ameri throughout the year.

In accordance with the Audit Committee charter and the requirements of law, the Audit Committee pre-approves all services to be provided by Ameri’s independent auditors, Ram Associates. Pre-approval is required for audit services, audit-related services, tax services and other services.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with the Company’s management and Ram Associates, the Company’s independent registered public accounting firm. The Audit Committee has also discussed with Ram Associates the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from Ram Associates required by applicable requirements of the PCAOB regarding Ram Associates’ communications with the Audit Committee concerning independence, and has discussed with Ram Associates its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Annual Report.

AUDIT COMMITTEE

/s/ Dimitrios J. Angelis
/s/ Thoranath Sukumaran
/s/ Carmo Martella

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.  The Audit Committee is considering Ram Associates to serve as the Company’s independent registered public accounting firm.  Ram Associates has audited our financial statements since the year ended December 31, 2017.  While it is not required to do so, the Audit Committee is submitting to stockholders for ratification the selection of Ram Associates as the Company’s independent registered public accounting firm for the year ending December 31, 2019.  Notwithstanding ratification of the selection of Ram Associates to serve as the Company’s independent registered public accounting firm, the Audit Committee will be under no obligation to select Ram Associates as the Company’s independent registered public accounting firm.

We expect that representatives of Ram Associates will be present or available via telephone at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees

In May 2015, the Board selected Ram Associates as its independent accountant to audit the registrant’s financial statements.  Since they were retained, there have been (1) no disagreements between us and Ram Associates on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedures and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. Ram Associates has not issued any reports on our financial statements during the previous two fiscal years that contained any adverse opinion or a disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principle.  In connection with the audit of the 2015 financial statements, we entered into an engagement agreement with Ram Associates which sets forth the terms by which Ram Associates has performed audit and related professional services for us.

The following table sets forth the aggregate accounting fees paid by us for the year ended December 31, 2018 and the year ended December 31, 2017. The below fees were paid to the firm Ram Associates. All non-audit related services in the table were pre-approved and/or ratified by the Audit Committee of our Board of Directors.

Type of Fees	Year Ended December 31, 2018	Year Ended December 31, 2017
Audit Fees	$80,000	$75,000
Audit Related Fees	-	—
Tax Fees	-	—
All Other Fees	-	29,500
Total	$80,000	$104,500

Types of Fees Explanation

Audit Fees. Audit fees were incurred for accounting services rendered for the audit of our consolidated financial statements for the year ended December 31, 2018 and 2017 and reviews of quarterly consolidated financial statements.

Audit Committee Pre-Approval of Services by Independent Registered Public Accounting Firm

The Audit Committee is granted the authority and responsibility under its charter to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm, including specific approval of internal control and tax-related services. In exercising this responsibility, the Audit Committee considers whether the provision of each professional accounting service is compatible with maintaining the audit firm’s independence.

Pre-approvals are detailed as to the category or professional service and when appropriate are subject to budgetary limits. Company management and the independent registered public accounting firm periodically report to the Audit Committee regarding the scope and fees for professional services provided under the pre-approval.

With respect to the professional services rendered, the Audit Committee had determined that the rendering of all non-audit services by Ram Associates was compatible with maintaining the auditor’s independence and had pre-approved all such services.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RAM ASSOCIATES AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019, ON THE PROXY CARD.

EXECUTIVE COMPENSATION

Role and Authority of Compensation Committee

The Compensation Committee currently consists of Messrs. Angelis and Sukumaran. Messrs. Angelis and Sukumaran are each a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Messrs. Angelis and Sukumaran and satisfy the independence requirements imposed by the NASDAQ Stock Market.

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee recommends overall compensation of our executive officers to the Board of Directors. The Board of Directors approves all compensation of our executive officers. The Compensation Committee also periodically reviews director compensation.

The charter of the Compensation Committee permits the Compensation Committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities. Compensation consultants have not been engaged by the Company to recommend or assist in determining the amount or form of compensation for any current executive officers or directors of the Company.

The Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Committee.

Elements of Executive Compensation

Our executive compensation consists of the following elements:

•	Base salary;

•	Annual Incentive Bonus;

•	Long-Term Incentives; and

•	Retirement benefits under a 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace..

Annual Bonus. Annual bonus payments under our executive employment agreements are based on the discretion of our Board of Directors. We believe that such bonuses provide our executives with an incentive to achieve goals that are aligned with our stockholders’ interests, with the achievement of such goals being measurable in terms of revenue and income or other financial objectives. An executive officer’s failure to achieve measurable performance goals can affect his or her bonus amount. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

Long-Term Incentives. The Compensation Committee has the ability to grant equity instruments to our executives under our 2015 Equity Incentive Award Plan. The Compensation Committee has the ability to issue a variety of instruments, but equity grants will typically be in the form of stock options and restricted stock units. We believe that our executive compensation program must include long-term incentives such as stock options and restricted stock units if we wish to hire and retain high-level executive talent. We also believe that stock options and restricted stock units help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of stock options and restricted stock units encourages executive retention and the preservation of stockholder value. Finally, we believe that aligning at least a portion of restricted stock units vesting provisions to financial performance measures further aligns executive compensation to stockholder value; if performance targets are not achieved, then the awards do not vest. We base the number of equity units granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders.

401(k) and Other Benefits. During 2018, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2015, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. During 2018, under the 401(k) Plan, at the Company’s discretion, all employees were eligible to receive matching contributions from Ameri of (i) 100% of their first 3% of employee contributions and (ii) 50% of the next 2% of employee contributions up to an aggregate maximum of $10,600 per employee, per year, subject to vesting provisions.

Compensation Risk Assessment. In establishing and reviewing our overall compensation program, the Compensation Committee considers whether the program and its various elements encourage or motivate our executives or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in the long-term best interests of the Company and are not reasonably likely to have a material adverse effect on our business.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes us from deducting compensation in excess of $1.0 million for certain employees. To date, we have not exceeded the $1.0 million limit for those employees, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2018 and December 31, 2017 by our Chief Executive Officer and our two other most highly compensated executive officers (our “Named Executive Officers”) who were employed by us during such years.

Name & Principal Position	Transition Period or Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brent Kelton(1) Chief Executive Officer	12/31/2018 12/31/2017	250,000 121,500	100,000 50,000	— —	— —	— —	— —	— —	350,000 171,500
Viraj Patel(2) Chief Financial Officer	12/31/2018 12/31/2017	204,621 137,222	— —	— —	— —	— —	— —	— —	204,621 137,222
Giri Devanur(3) Former President and Chief Executive Officer	12/31/2018 12/31/2017	220,000 220,000	25,000	— —	— —	— —	— —	— —	220,000 245,500
Srinidhi (Dev) Devanur Executive Vice Chairman	12/31/2018 12/31/2017	250,000 100,000	— —	— —	— —	— —	— —	— —	250,000 100,000

(1)	Brent Kelton was appointed as our Chief Executive Officer effective December 26, 2017.

(2)	Viraj Patel was appointed as our Chief Financial Officer effective April 24, 2017 and he served in such position until December 15, 2018.

(3)
Giri Devanur’s employment with the Company terminated on December 26, 2017. The Company agreed to pay Mr. Devanur severance of $220,000, his annual salary at the time of departure in accordance with the terms of his employment agreement, over a period of one year and a lump sum of $25,000 in exchange for his release of the Company from all claims he or his heirs, executors and assigns ever had or may have against the Company, its officers, directors, employees, stockholders or any of one of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter.

Grants of Plan-Based Awards

On September 12, 2018 we granted 250,000 options to purchase 250,000 shares of our common stock to certain employees and directors. On October 17, 2018, we granted 150,000 options to purchase 150,000 shares of our common stock to certain employees and directors.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2018, there were no outstanding equity incentive awards held by any of our named executive officers pursuant to our equity incentive plan.

Employment Agreements; Potential Payments Upon Termination or Change of Control Under Employment Agreements

In connection with the appointment of Mr. Devanur as Executive Chairman, the Company and Mr. Devanur entered into an amended and restated employment agreement (the “Employment Agreement”), pursuant to which the Company agreed to pay Mr. Devanur a base salary of $250,000 per year. The term of the Employment Agreement is initially for three years. Additionally, Mr. Devanur shall be eligible to earn a bonus of up to 100% of his base salary upon the achievement of pre-established performance targets set by the Board.

On October 17, 2018, pursuant to an employment letter (the “Employment Letter”), Mr. Kostiner will receive an annual base salary of $200,000 and be eligible for bonus payments of up to an aggregate of $50,000 as determined by the Board of Directors, based on meeting and exceeding mutually agreed upon annual performance goals. Additionally, Mr. Kostiner received an option to purchase 150,000 shares of common stock with an exercise price based on the closing price of the Company’s common stock on the grant date and expiring on the fifth anniversary of the grant date. The option vests in thirds on each of the first through third anniversaries of October 17, 2018, the grant date.

Mr. Kostiner’s Employment Letter has a term lasting through December 31, 2019, subject to automatic one-year renewals thereafter, unless the Company or Mr. Kostiner delivers written notice of non-renewal to the other party at least 60 days prior to the relevant renewal date. In addition, the Employment Letter is subject to early termination by him or the Company in accordance with the terms of the Employment Letter. The Employment Letter also contains covenants restricting Mr. Kostiner from soliciting the Company’s employees or customers for a period of two years after the termination of Mr. Kostiner’s employment with the Company, and prohibiting him from disclosure of confidential information regarding the Company at any time.

Upon the termination of Giri Devanur’s employment with the Company, on December 26, 2017, the Company agreed to pay Mr. Devanur severance of $220,000, his annual salary at the time of departure in accordance with the terms of his employment agreement, over a period of one year and a lump sum of $25,000 in exchange for his release of the Company from all claims he or his heirs, executors and assigns ever had or may have against the Company, its officers, directors, employees, stockholders or any of one of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 20, 2015, our Board and the holder of a majority of our outstanding shares of common stock approved the adoption of our 2015 Equity Incentive Award Plan (the “Plan”) and a grant of discretionary authority to the executive officers to implement and administer the Plan. The Plan allows for the issuance of up to 4,000,000 shares of our common stock for award grants (all of which can be incentive stock options). The Plan provides equity-based compensation through the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. As of December 31, 2018, restricted stock units for the issuance of 141,872 shares of common stock and options to purchase 670,000 shares of our common stock had been granted and were outstanding. The Board of Directors adopted the Plan to provide a means by which our employees, directors, officers and consultants may be granted an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

Under Plan, our board of directors determines the exercise price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive and non-qualified stock options may not be less than 100% of the fair market value per share of our common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option must be equal to or exceed 110% of fair market value.

The following table sets forth information regarding our equity compensation plans as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,748,548	$1.17	1,052,852
Warrants issued outside of our equity compensation plan	—	—	—
Total	2,748,548	$1.17	164,397

DIRECTOR COMPENSATION

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. We compensate non-management directors through an annual grant of stock options pursuant to the 2015 Equity Incentive Award Plan. Such option awards have an exercise price not less than 100% of the fair market value of our common stock, based on the value of such shares of common stock on the date the option is granted, and become vested and exercisable as determined by the compensation committee or the entire Board of Directors. Other terms and conditions of the option grants are on the terms and conditions as determined by the Compensation Committee or the entire Board of Directors when the options are granted.

The following table sets forth the cash compensation, as well as certain other compensation earned by each person who served as a director of our company, during the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash	Stock Awards	RSU & Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)

Srinidhi “Dev” Devanur	-	-	-	-	-
Dimitrios J. Angelis(1)	-	-	70,408	-	70,408
Dr. Arthur M. Langer(2)	-	-	48,495	-	48,495
Dhruwa N. Rai (3)	-	-	39,867	-	39,867
James Shad(4)		-	14,300	-	14,300
David Luci(5)	-	-	21,450	-	21,450
Thoranath Sukumaran	-	-	-	-	-
TOTAL	-	-	194,520	-	194,250

(1)	Includes 27,386 RSUs granted on multiple dates during 2018 Valued at an average $2.57 per share for a total of $70,408.
(2)	Resigned on May 7, 2018. Includes 15,061 RSUs granted on multiple dates during 2018 valued at an average $3.25 per share for a total of $48,945.
(3)	Resigned on February 12, 2018. Includes 12,061 RSUs granted on multiple dates during 2018 valued at an average $3.16 per share for a total of $39,867.
(4)	Resigned on February 13, 2019. Includes 10,000 RSUs granted on August 20, 2018 valued at $1.43 per share for a total of $14,300.
(5)	Appointed on February 8, 2018. Resigned on March 28, 2019. Includes 15,000 RSUs granted on August 20, 2018 valued at $1.43 per share for a total of $21,450.

PROPOSAL 3: TO GRANT DISCRETIONARY AUTHORITY TO THE COMPANY’S BOARD TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO EFFECT THE REVERSE STOCK SPLIT.

The Board deems it advisable and in the best interest of the Company that the Board be granted the discretionary authority to amend the Company’s certificate of incorporation to effect a Reverse Stock Split of the Company’s issued and outstanding common stock as described below (the “Reverse Stock Split Amendment”).

The form of Reverse Stock Split Amendment to be filed with the Delaware Secretary of State is set forth in Appendix A.

Approval of the proposal would permit (but not require) our Board to effect one or more reverse stock splits of our issued and outstanding common stock by a ratio of not less than one-for-five and not more than one-for-twenty-five, with the exact ratio to be set at a number within this range as determined by our Board in its sole discretion, provided that the Board determines to effect the Reverse Stock Split and such amendment is filed with the appropriate authorities in the State of Delaware no later than one year for the approval of this proposal by stockholders. The Company shall not effect Reverse Stock Splits that, in the aggregate, exceeds one-for-twenty-five. We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders.  In determining a ratio, if any, our Board may consider, among other things, factors such as:

•	the initial or continuing listing requirements of various stock exchanges, including The Nasdaq Capital Market;

•	the historical trading price and trading volume of our common stock;

•	the number of shares of our common stock outstanding;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our Board, no less than five and no more than twenty-five shares of existing common stock, as determined by our Board, will be combined into one share of common stock. The Company shall not effect Reverse Stock Splits that, in the aggregate, exceed one-for-twenty-five. Our Board will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by holder entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle holders to receive from the Company transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number. The amendment to our certificate of incorporation to effect a Reverse Stock Split, if any, will include only the reverse split ratio determined by our Board to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

The Company’s primary reasons for approving and recommending the Reverse Stock Split are to make the common stock more attractive to certain institutional investors, which would provide for a stronger investor base and to increase the per share price and bid price of our common stock to regain compliance with the continued listing requirements of Nasdaq.

On December 10, 2018, we received a letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock was below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Nasdaq letter had no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market.

In accordance with Nasdaq listing rules, the Company was provided an initial period of 180 calendar days, or until June 10, 2019, to regain compliance with the Minimum Bid Price Requirement. On June 11, 2019, the Company received a written notification from the Staff that the Company has been granted an additional 180 calendar days, or until December 9, 2019, to regain compliance with the Minimum Bid Price Requirement.

If, at any time during this additional 180-day period, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, unless the Staff exercises its discretion to extend such 10-day period, the Staff will provide the Company written confirmation of compliance with the Minimum Bid Price Requirement and the matter will be closed. After December 11, 2019, the Staff may provide written notice to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel.

We are considering all of our options to regain compliance; however, there can be no assurance that the Panel will grant our request for continued listing or that we will be able to evidence compliance with the continued listing criteria within the period of time that the Panel may grant it to do so.

Reducing the number of outstanding shares of common stock should, absent other factors, generally increase the per share market price of the common stock. Although the intent of the Reverse Stock Split is to increase the price of the common stock, there can be no assurance, however, that even if the Reverse Stock Split is effected, that the Company’s bid price of the Company’s common stock will be sufficient for the Company to regain compliance with the Nasdaq minimum bid price requirement.

In addition, the Company believes the Reverse Stock Split will make its common stock more attractive to a broader range of investors, as it believes that the current market price of the common stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Company believes that the Reverse Stock Split will make the common stock a more attractive and cost effective investment for many investors, which in turn would enhance the liquidity of the holders of common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock.  As a result, there can be no assurance that the Reverse Stock Splits, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Splits, that as a result of the Reverse Stock Split we will be able to meet or maintain a bid price over the minimum bid price requirement of Nasdaq or that the market price of our common stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing or such later time as specified in the filing (the “Effective Time”) of the Reverse Stock Split Amendment with the Delaware Secretary of State. The form of the Reverse Stock Split Amendment is attached hereto as Appendix A. The exact timing of the filing of the Reverse Stock Split Amendment and the ratio of the Reverse Stock Split (within the approved range) will be determined by our Board based on its evaluation as to when such action and at what ratio will be the most advantageous to the Company and our stockholders.  In addition, our Board  reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Reverse Stock Split Amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.  If the Reverse Stock Split Amendment has not been filed with the Delaware Secretary of State by the date that is one year following the approval of this proposal by our stockholders, our Board will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of five and a maximum of twenty-five shares in aggregate of existing common stock will be combined into one new share of common stock. Based on 62,820,789 shares of common stock issued and outstanding as of the record date, immediately following the Reverse Stock Split the Company would have approximately 12,564,158 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-5, approximately 4,188,053 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-15, and approximately 2,512,832 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-25, which is the aggregate ratio allowed under this proposal. Any other ratios selected within such range would result in a number of shares of common stock issued and outstanding following the transaction between 2,512,832 and 12,564,158 shares. The foregoing does not give effect to (i) 424,938 shares of common stock  issuable upon conversion of our outstanding shares of Series A Preferred Stock, (ii) 1,597,000 shares of common stock issuable upon exercise of outstanding options as of the record date and (iii) 7,321,940 shares of common stock issuable upon exercise of outstanding warrants as of the record date.

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio and the number of Reverse Stock Splits, if any, that are ultimately determined by our Board.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “— Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number.  In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934 and our common stock will continue to be quoted on The Nasdaq Capital Market under the symbol “AMRH”. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the Effective Time of the Reverse Stock Split, the post-split market price of our common stock may be less than the pre-split price multiplied by the Reverse Stock Split ratio. In addition, a reduction in number of shares outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of the Company’s common stock under the Company’s certificate of incorporation. Because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock remaining available for issuance will increase. Currently, under our certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock.

Subject to limitations imposed by Nasdaq, the additional shares available for issuance may be issued without stockholder approval at any time, in the sole discretion of our Board. The authorized and unissued shares may be issued for cash, for acquisitions or for any other purpose that is deemed in the best interests of the Company.

By increasing the number of authorized but unissued shares of common stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the common stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.  If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

The Company expects that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates.  No service charges will be payable by holders of shares of common stock in connection with the exchange of certificates.  All of such expenses will be borne by the Company.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

The Board will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by stockholders entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle stockholders to receive from the Company’s transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number.

If the Board determines to arrange for the disposition of fractional interests by stockholders entitled thereto or to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the ratio ultimately selected by the Board will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from either: (i) the Company, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon due surrender of any certificate previously representing a fractional share, in an amount equal to such holder’s fractional share based upon the closing sale price of the common stock on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market, or other principal market of the common stock, as applicable, as of the date the Reverse Stock Split is effected; or (ii) the transfer agent, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the transfer agent of all fractional shares otherwise issuable. If the Board determines to dispose of fractional interests pursuant to clause (ii) above, the Company expects that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. In this event, such holders would be entitled to an amount equal to their pro rata share of the proceeds of such sale. The Company will be responsible for any brokerage fees or commissions related to the transfer agent’s open market sales of shares that would otherwise be fractional shares.

The ownership of a fractional share interest following the Reverse Stock Split will not give the holder any voting, dividend or other rights, except to receive the cash payment, or, if the Board so determines, to receive the number of shares rounded up to the next whole number, as described above.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with the transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

Effect of the Reverse Stock Split on Employee and Consultant Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Stock Split Amendment will not affect the par value of our Common Stock per share, which will remain $0.01 par value per share.  As a result, as of the Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet, on aggregate, will not change due to the Reverse Stock Split.  Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this information statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Vote Required

The affirmative vote of a majority of the shares of voting capital outstanding and entitled to vote at the Annual Meeting will be required to approve the Reverse Stock Split. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE REVERSE STOCK SPLIT.

RELATED PERSON TRANSACTIONS AND SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following represent transactions or series of similar transactions, since January 1, 2017 to which we have been a participant in which the amount involved exceeded or will exceed the lesser of (a) $120,000 or (b) 1% of our average total assets at year-end for the last two completed fiscal years, and in which any of our director, executive officer, holder of more than 5% of our capital stock, promotor or certain control person or any member of their immediate family had or will have a direct or indirect material interest.

Lone Star Value

On May 26, 2015, we issued a 5% Unsecured Convertible Note due May 26, 2017, in the principal amount of $5,000,000 (the “Convertible Note”) bearing interest at 5% per annum, maturing on May 26, 2017 and at a conversion price of $1.80 per share, or an aggregate of 2,777,778 shares of common stock, together with a warrant to purchase shares of our common stock (the “Original Warrant”) to purchase up to 2,777,777 shares of our common stock, at an exercise price equal to $1.80 per share, in a private placement (the “Private Placement”) to Lone Star Value Investors, LP (“LSVI”), one of our significant stockholders and an entity controlled by our former Chairman, Jeffrey Eberwein, pursuant to the terms of a Securities Purchase Agreement, dated as of May 26, 2015. In connection with the Private Placement, LSVI was granted the right to designate three of our directors.

On May 13, 2016, LSVI completed an early partial exercise of the Original Warrant for 1,111,111 shares of our common stock for total consideration to us of $2,000,000, and LSVI was issued a replacement warrant for the remaining 1,666,666 shares under the Original Warrant on the same terms as the Original Warrant (the “Replacement Warrant”). LSVI also agreed to amend the Convertible Note to extend its maturity for two years in exchange for (i) the right to request that we expand the size of the Board to nine directors from the then-current eight, with LSVI having the right to designate up to four of the nine directors, and (ii) the issuance of an additional warrant (the “Additional Warrant”) for the purchase of 1,000,000 shares of the Company’s common stock at a price of $6.00 per share, on substantively the same terms as the Original Warrant. LSVI’s Registration Rights Agreement, dated May 26, 2015, with us was also amended and restated to include the shares of common stock issuable under the Additional Warrant.

On December 30, 2016, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with LSVI, pursuant to which the Convertible Note was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the Convertible Note and the Convertible Note was no longer convertible into shares of common stock of the Company. The Company issued 57,107 shares of Series A Preferred Stock to LSVI  during 2017 and the first three quarters of 2018. The Company is yet to issue the payments of a dividend on shares of Series A preferred Stock for the fourth quarter of 2018, which amounts to 2,104 shares.

On September 26, 2017, LSVI completed a cashless exercise of the full Replacement Warrant, of which there was a total of 1,666,666 shares of common stock underlying, in exchange for the issuance of 1,205,837 shares of our common stock.

2017 Notes Transaction

On March 7, 2017, we completed the sale and issuance of $1,250,000 in 8% Convertible Unsecured Promissory Notes (the “2017 Notes”), which were issued to four accredited investors, including one of the Company’s then-directors, Dhruwa N. Rai, and David Luci, who became a director of the Company in February 2018 but no longer serves as a director as of the date hereof. The 2017 Notes bear interest at 8% per annum until maturity in March 2020, with interest being paid annually on the first, second and third anniversaries of the issuance of the 2017 Notes beginning in March 2018. From and after an event of default and for so long as the event of default is continuing, the 2017 Notes will bear default interest at the rate of 10% per annum. The 2017 Notes can be prepaid by us at any time without penalty.

The 2017 Notes are convertible into shares of our common stock at a conversion price equal to $2.80. The holders of the 2017 Notes have the right, at their option, at any time and from time to time to convert, in part or in whole, the outstanding principal amount and all accrued and unpaid interest under the 2017 Notes into shares of the Company’s common stock at the then applicable conversion price.

The 2017 Notes rank junior to our secured credit facility with North Mill Capital LLC. The 2017 Notes also include certain negative covenants including, without the investors’ approval, restrictions on dividends and other restricted payments and reclassification of its stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Ameri’s directors, executive officers and holders of more than 10% of its common stock to file with the SEC reports regarding their ownership and changes in ownership of Ameri’s securities. Based solely on a review of the copies of reports furnished to the Ameri and written representations that no other reports were required, Ameri believes that during the year ended December 31, 2018 the executive officers and directors of the Company timely complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act must be directed to the Corporate Secretary, Ameri Holdings, Inc., 5000 Research Court, Suite 750, Suwanee, Georgia 30024 and must be received by July 1, 2020. In order for proposals of stockholders made outside of Rule 14a-8 promulgated under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by at least 90 days before the next meeting and must also be submitted in accordance with the requirements of our bylaws.

ANNUAL REPORT

We are concurrently sending all of our stockholders of record as of the Record Date, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018. The Annual Report on Form 10-K contains Ameri’s certified consolidated financial statements for the year ended December 31, 2018, including that of Ameri’s subsidiaries.

A copy of our Annual Report on Form 10-K will also be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Ameri at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Investor Relations, Ameri Holdings, Inc., 5000 Research Court, Suite 750, Suwanee, Georgia 30024.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Ameri stockholders may be “householding” our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

GENERAL

Cost of Solicitation

We have retained Alliance Advisors to assist us in the solicitation of proxies for a fee of up to $7,500 plus up to $5,000 of out-of-pocket expenses. To date, we have incurred approximately $10,000 of these solicitation costs.

Other Matters

The Board of Directors is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your shares of common stock will be voted in accordance with the best judgment of the designated proxy holders (who are identified on the enclosed proxy card).

It is important that you vote promptly to avoid unnecessary expense. Please vote by internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the internet voting procedures described on the proxy card.

By Order of the Board of Directors,

/s/ Srinidhi “Dev” Devanur
Srinidhi “Dev” Devanur Executive Chairman of the Board

Dated: September 27, 2019

APPENDIX A

[Form of the Reverse Stock Split Amendment]

Certificate of Amendment
of
Certificate of Incorporation
of
AMERI Holdings, Inc.

Under Section 242 of the Delaware General Corporation Law

AMERI Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by adding the following to Section IV:

The foregoing amendment shall be effective as of      a.m., New York City time on    , 201   (the “Effective Time”), every      (   ) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one (1) share of Common Stock of the Corporation (the “New Common Stock”) (such formula herein, the “Determined Ratio”). Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

Notwithstanding the immediately preceding paragraph, the Corporation shall not be required to issue or deliver any fractional shares of New Common Stock. At the Effective Time any such fractional interest in such shares of New Common Stock shall be [converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market by (ii) such fractional share interest to which the holder would otherwise be entitled]/[rounded up to the next whole share]. Shares of Common Stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of Common Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive [cash]/[whole shares] in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any [cash]/[whole share] in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this    day of     , 201  .

2019 ANNUAL MEETING OF STOCKHOLDERS OF
AMERI HOLDINGS, INC.
5000 Research Court, Suite 750
Suwanee, Georgia 30024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Srinidhi “Dev” Devanur and Barry Kostiner, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2019 Annual Meeting of Stockholders of Ameri Holdings, Inc. to be held on October 29, 2019 or at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2 AND 3. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2 AND 3, AND AS THE PROXY HOLDERS MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the reverse side)

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2019 ANNUAL MEETING OF STOCKHOLDERS OF AMERI HOLDINGS, INC.
October 29, 2019

VOTE BY INTERNET – www.vote.corporatestock.com.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically, via e-mail or the internet.  To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to:

Corporate Stock Transfer, Inc.
3200 Cherry Creek Dr. South, Ste. 430
Denver, CO  80209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:					FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:		2.	The ratification of the appointment of Ram Associates as the independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐
	O Srinidhi “Dev” Devanur O Dimitrios J. Angelis O Thoranath Sukumaran O Carmo Martella		3.	The approval of the reverse stock split	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2018 Annual Report to Stockholders.

INSTRUCTIONS : To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporation name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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